CONFIRMING STATEMENT


	This Statement confirms that the undersigned, Dr.
Thomas H. Fraser, has authorized and designated each of Paul H. Fischer and Jeffrey W. Church, acting individually, to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in the securities of GenVec, Inc. The authority of Paul H. Fischer and Jeffrey W. Church under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the ownership of or transactions in the securities of GenVec, Inc., unless earlier revoked in writing. The undersigned acknowledges that neither Paul H. Fischer or Jeffrey W. Church is assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934, as amended.




Date:  8/21/2003  Signature: /s/Thomas Fraser



Footnote continued from previous page
Footnote continued on next page